Exhibit 99.1

       iPayment to Present at the Bank of America 2006 Credit Conference


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 30, 2006--iPayment, Inc. today announced that it will participate in the Bank of America 2006 Credit Conference to be held December 4-5, 2006 in Orlando, Florida. In connection with the conference, there will be an on-line simulcast and replay of the Company's presentation available at the Company's web site starting at 4:00 p.m. Eastern Time/3:00 p.m. Central Time on Monday, December 4, 2006. Gregory S. Daily, Chairman and Chief Executive Officer, Carl A. Grimstad, President, and Clay M. Whitson, Chief Financial Officer and Treasurer of iPayment will be presenting at the conference.

     The live audio webcast and replay of the presentation will be available on the Company's website by going to www.ipaymentinc.com and clicking on Investors Relations. For the live audio, please go to the site at least 15 minutes prior to the presentation to download and install any necessary audio software. The webcast replay will be available through December 22, 2006.

     iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 140,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


    CONTACT: iPayment, Inc.
             Clay Whitson, 615-665-1858, Ext. 115
             Chief Financial Officer

















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